DEEP WELL OIL & GAS CONCLUDES FINANCING

Edmonton, Alberta--October 11, 2005--Deep Well Oil & Gas, Inc. ("Deep Well") (PINK SHEETS:DWOG - News), Deep Well Oil and Gas is pleased to announce that it has closed a private placement for $1,260,000 USD. The company will issue to the investors common shares of Deep Well priced at $0.40 per share and a warrant to buy an additional share at $0.60 for a period of three years.

The Company wishes to advise that the $1,000,000 of the funds raised will used to fully retire the companies only outstanding secured debt. Once this debenture is paid, the company will have no secured debt against its 80% Working Interest in the Sawn Lake Heavy Oil Project. The balance of the funds will be used for working capital purposes. This positions the company to be able to conclude additional financings to conduct its up coming drilling and operational development programs.

Deep Well Oil & Gas, Inc. is a Nevada corporation based in Alberta Canada. Deep Well and its subsidiary Northern Alberta Oil have an 80% working interest in 63 contiguous sections of oil sands leases in the Sawn Lake oil sands in North Central Alberta, Canada.

This press release contains forward-looking statements. The words or phrases "would be," "will allow," "intends to," "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project," or similar expressions are intended to identify "forward-looking statements." Actual results could differ materially from those projected in the Company's proposed oil and gas related business. The Company's business is subject to various risks, which are discussed in the Company's filings with the Securities and Exchange Commission ("SEC"). The Company's filings may be accessed at the SEC's Edgar system at www.sec.gov. Statements made herein are as of the date of this press release and should not be relied upon as of any subsequent date. The Company cautions readers not to place reliance on such statements. Unless otherwise required by applicable law, we do not undertake, and we specifically disclaim any obligation, to update any forward-looking statements to reflect occurrences, developments, unanticipated events or circumstances after the date of such a statement.
Deep Well Oil & Gas, Inc. (PINK SHEETS:DWOG - News)


Contact:
     Deep Well Oil & Gas, Inc.
     Dr. Horst A. Schmid
     President
     (780)-409-8144